Exhibit 10.3

July 8, 2020

Dear Todd:

This letter memorializes our recent discussions regarding our collective response to the COVID-19 pandemic and its dramatic impact on our community, our economy, and Ballantyne Strong, Inc. (the “Company”).

You have voluntarily agreed, during the Specified Period (as defined below), to reduce your rate of base salary by 25%, from your current rate of base salary of $200,000 (your “Regular Salary”) to a rate of base salary of $150,000 (your “Reduced Salary”). The “Specified Period” shall mean the period commencing on July 1, 2020 and continuing until and including July 31, 2020.

For the avoidance of doubt, the reduction from your Regular Salary to your Reduced Salary will not entitle you to any severance or other payments or any other rights or be deemed to constitute a breach of the Company’s obligations to you under the employment agreement between you and the Company dated March 20, 2019 (the “Employment Agreement”) during the Specified Period.

Except as modified hereby, the Employment Agreement shall remain in full force and effect.

Please indicate your agreement to the foregoing by your signature below.

Best Regards,

BALLANTYNE STRONG, INC.

By:	/s/ Mark D. Roberson
Name:	Mark Roberson
Title:	CEO

Acknowledged and Agreed as of July 8, 2020:

/s/ Todd R. Major
Todd R. Major